Filed pursuant to Rule 433

Registration Statement No. 333-185462

April 1, 2014

United Mexican States

Final Terms and Conditions

3.625% Global Notes due 2029

Issuer:	United Mexican States

Transaction:	3.625% Global Notes due 2029 (the “2029 Notes”)

Issue Currency:	Euro

Issue Size:	€1,000,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	April 9, 2029

Pricing Date:	April 1, 2014

Settlement Date:

April 9, 2014 (T+6)

It is expected that delivery of the 2029 Notes will be made against payment therefor on the sixth day following the Pricing Date of the 2029 Notes (such settlement cycle being referred to herein as “T+6”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2029 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2029 Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2029 Notes who wish to trade 2029 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	3.625%

Coupon Payment Frequency:	Annual

Issue price:	98.642%, plus accrued interest, if any, from April 9, 2014

Yield:	3.745%

Re-offer Spread over Mid Swap:	+150bps

Reference Mid Swap Rate:	2.245%

Spread to Benchmark:	+169bps

Reference Benchmark:	DBR 4.75% due July 2028

Reference Benchmark Rate:	2.054%

Interest Payment Dates:	April 9 of each year, commencing April 9, 2015 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make Whole Call calculated at German Government Bundesanleihe (Bund) +25 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€986,420,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act / Act

Underwriters Discount:	0.20%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1054418600

Common Code:	105441860

Joint Bookrunners:	Banco Bilbao Vizcaya Argentaria, S.A. (€333,333,000) BNP Paribas (€333,333,000) Deutsche Bank AG, London Branch (€333,334,000)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513146690/d479944d424b2.htm . A preliminary pricing supplement, subject to completion on April  1, 2014, for the 2029 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514124932/d701265d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2012 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99d.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99e.htm .

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2012, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788dex1.htm; for Amendment No. 1 filed with the Securities and Exchange Commission on January  9, 2014;

http://www.sec.gov/Archives/edgar/data/101368/000119312514094626/d692218d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312514094626/d692218dex1.htm; for Amendment No. 3 filed with the Commission on March  12, 2014; and

http://www.sec.gov/Archives/edgar/data/101368/000119312514124918/d701259d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312514124918/d701259dex1.htm; for Amendment No. 5 filed with the Commission on April 1, 2014.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Bilbao Vizcaya Argentaria, S.A. at +34-91-537-9330 or BNP Paribas toll free at 1-800-854-5674 or Deutsche Bank AG, London Branch toll free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.